Exhibit 23.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 11, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
CommonWealth Realty Partners, Inc.
Newburyport, Massachusetts

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by CommonWealth Realty Partners, Inc. of our report dated December 9, 2009, relating to the financial statements of CommonWealth Realty Partners, Inc., a Nevada Corporation, as of and for the period ending November 30, 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC